EXHIBIT 6.4

This Share Purchase Agreement made as of the 26th day of September, 1996.

BETWEEN:

     ADVANCED GAMING TECHNOLOGY, a company duly incorporated under the laws of the State of Wyoming and having its head office at P.O. Box 11610, Suite 2482 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9

     (hereinafter called the "Purchaser")

                                                               OF THE FIRST PART

AND:

     THE UNDERSIGNED SHAREHOLDERS OF PRISMS, INC.

     (hereinafter collectively called the "Vendors")

                                                              OF THE SECOND PART

     PRISMS, INC., a company duly incorporated under the laws of the State of North Carolina and its predecessor Prisms, L.L.C., a North Carolina limited liability company, having its office at 140 Ivy Ridge Circle, Mars Hill, North Carolina, 28754

     (hereinafter called the "Company")

                                                               OF THE THIRD PART


A. The Vendors are the legal, beneficial and registered owners of all the issued and outstanding capital stock of the Company; and

B. The Vendors have agreed to transfer and the Purchaser has agreed to purchase all of the issued and outstanding shares in the Company (the "Shares"), upon the terms and conditions as set forth in this Agreement.

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NOW THEREFORE  THIS  AGREEMENT  WITNESS that in  consideration  of the premises, covenants, agreements, representations and warranties herein set forth, the parties hereby agree as follows:

1.  DEFINITIONS

1.1 In this agreement unless there is something in the subject matter of context inconsistent therewith:

     (a) "Agreement" means this agreement and including all Schedules attached hereto, as may be amended from time to time;

     (b) "Associated Company" means:

          (i) any corporation which owns directly or through any other means not less than 30% of the outstanding capital stock of a party hereto;

          (ii) any corporation of which a party hereto owns directly or through any other means not less than 30% of the outstanding capital stock; and

          (iii) any corporation of which either of the corporations referred to in paragraphs (i) and (ii) owns directly or through any other means not less than 30% of the outstanding capital stock;

     (c) "Closing Date shall mean:

          (i)   the 16th day of October, 1996; or

          (ii) such other date as the parties hereto shall agree upon in writing.

     (d) "Commercial Production" shall mean the date when the Company receives net sales of US $10,000 for any Product;

     (e) "Financial Statements" shall mean the unaudited financial statements of the Company as at September 23, 1996, a copy of which is attached hereto as Schedule "A", such Financial Statements having been prepared in accordance with generally accepted accounting principles consistently applied;

     (f) "Net Sale Price" means the price at which any Product is sold but deducting costs of packaging, transport, allowances made for defective Products, excise duties, value-added taxes or other similar tax charged on and included in the price to the customer;

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     (g)  "Product" means any manufacture or production of an item making use of any one of the Patents or Trademarks;

     (h) "Patents and Trademarks" means all Patent applications and letters Patent and all Trademarks and Trademark applications, which the Company now owns or controls, a copy of which is described in Schedule "C".

2.   SALE AND PURCHASE

2.1 On the Closing Date, the Vendors hereby transfer, sell and convey to the Purchaser the Shares for the total purchase price of US$600,000 to be paid by the issuance of 300,000 shares of the Purchaser at a deemed price of US$2.00 per share as quoted on the NASDAQ Bulletin Board or such other stock exchange where the shares are publicly traded, provided that the average closing price of the shares of the Purchaser for the ten day trading period preceding October 1, 1997 ("Closing Price") is equal to or greater than US$2.00; and if the Closing Price is less than US$2.00 per share then the number of shares issued shall be adjusted within 14 days such that additional shares will be issued in order that the total value of all the shares issued pursuant to this paragraph will be US$600,000 based on the Closing Price.

2.2 The Purchaser shall issue, within 7 days of Commercial Production, 28,572 shares of the Purchaser to the Vendors at a deemed price of US$2.00 per share for each of the following games brought to Commercial Production:

     (a)  Rainbow 21;

     (b)  Rainbow Keno;

     (c)  Rainbow U.S.A.;

     (d)  Rainbow Trump;

     (e)  Rainbow Triumph;

     (f)  Rainbow YES!; and

     (g)  Rainbow BINGO.

The games set forth in items (a) through (g) above are described in the specifications attached hereto as Schedule "D" and shall be within the scope of the Patents and Trademarks.

If the average closing price of the Purchaser for a ten day trading period commencing 12 months after each share issuance of the Purchaser (the "Adjusted Price") pursuant to this paragraph is less than US$2.00 per share then additional shares will be issued within 14 days such that the total value of each share issuance pursuant to this paragraph will be US$57,144 based on the Adjusted Price.

2.3 The shares issued pursuant to paragraphs 2.1 and 2.2 shall be issued pro rata to each of the Vendors based on the number of shares of Prisms transferred to the Purchaser at closing.

2.4 The issuance of shares pursuant to Paragraph 2.2 shall occur notwithstanding the fact that a game(s) is referred to by a trademark or name other than as set forth herein.

3.   ROYALTIES

3.1 The Purchaser shall pay to the Vendors a royalty at the rate of two percent (2%) of the Net Sale Price of the Product. Royalties shall be paid pro rata to each of the Vendors based on the number of shares of Prisms transferred to the Purchaser at closing. The Net Sales Price must be based on a bona fide arms length transaction.

3.2 Royalties for which payment is due to the Vendors shall be payable within 60 days of the end of each quarter and such payment shall be accompanied by the quarterly financial statements prepared by the Purchaser.

3.3 If any of the Patents and Trademarks are declared invalid or revoked by a court or tribunal of competent jurisdiction all royalties payable in respect of the Patents and Trademarks so refused, declared invalid or revoked shall cease to be payable as from the date of such refusal, judgment or decision but the Vendors shall be entitled to all sums which shall have fallen due at such date whether paid or unpaid at such date and if the judgment or decision of the court or tribunal is reversed on appeal the royalties shall as from the date of such reversal become payable together with all royalties which would have been payable but for the adverse judgment or decision.

4.   REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1 In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors jointly and severally represent and warrant to and covenant with the Purchaser that:

     (a) the Company has the corporate power to carry on the businesses carried on by it and is duly registered and qualified to carry on business in the State of North Carolina;

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     (b)  all  necessary  corporate  action on the part of the  directors of the
          Company will have been taken to authorize and approve the execution and delivery of this Agreement and the indentures or commitments to be entered into by the Company pursuant to this Agreement and the completion of the transactions contemplated herein and the observance and performance by the directors of the Company its covenants and obligations contained herein, and thereupon this Agreement will constitute a valid and binding obligation of, and which is enforceable against the Vendors in accordance with its terms except as limited by
          laws  of  general  application   affecting  the  rights  of  creditors
          generally and except as limited by the application of usual equitable principles when equitable remedies are sought;

     (c) the performance of this Agreement will not be in violation of the constating documents of the Company or of any agreement to which any of the Vendors or the Company is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Company and will not result in the creation or imposition of any lien, charge, encumbrance or restriction of any nature whatsoever in favour of a third party or against the assets of the Company except as disclosed in writing to the Purchaser;

     (d) the corporate records and minute books of the Company, all of which have been provided to the Purchaser, contain complete and accurate minutes of all meetings of the directors and shareholders of the company held since its incorporation, and original signed copies of all resolutions and by-laws duly passed or confirmed by the directors or shareholders of the Company. All such meetings were duly called and held. The share certificate books, register of directors and any similar corporate records of the Company are complete and accurate. All eligible security transfer tax or similar tax payable in connection with the transfer of any securities of the Company have been duly paid except for any such tax that may be payable upon the transfer of securities pursuant to this Agreement;

     (e) the constating documents of the Company have not been altered since the incorporation of the Company;

     (f) the issued and outstanding capital of the Company consists of that number of shares as detailed in Schedule "A" and all such issued share capital has been duly and validly issued and is outstanding as fully paid and non-assessable;

     (g) there are no options, warrants or other rights to purchase shares or other securities of the Company which have been authorized or agreed to be issued or are outstanding;

     (h) the Vendors are collectively the legal and beneficial owners of all the Shares listed in Schedule "B" and each hold the Shares free and clear of any and all liens adverse claims, charges, pledges, hypothecation and encumbrances whatsoever;

     (i) each of the Vendors have due and sufficient right, power and authority to enter into this Agreement on the terms and subject to the conditions herein set forth and to collectively transfer the legal and beneficial title and ownership of the Shares to the Purchaser free from all restriction and claims;


     (g) there are no shareholder agreements, proxies, pooling agreements, voting trust agreements or similar agreement among the Vendors with respect to the Shares and all necessary corporate actions and proceedings have been taken by each of them to authorize the execution and delivery of this Agreement and the performance of all of their respective obligations hereunder; and

     (k) no person, firm or corporation has any agreement, option or right, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option;

          (i) to require the Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in its capital;

          (ii) for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

          (iii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in its capital;

          (iv)  to purchase or otherwise acquire any of the Shares;

     (l) the Vendors have incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the transactions contemplated by this Agreement for which the Purchaser or the Company will have any obligation or liability whatsoever;

     (m) the Company has not agreed to pay any finders' fees or commissions in connection with the sale or transfer of the Shares contemplated by this agreement for which the Purchasers or the Company shall have any obligation or liability;

     (n) the Company has the corporate power to own the properties and assets owned by it;

     (o) the Company possess all permits, licenses, consents and authorizations which are necessary or reasonably required in connection with the conduct and operation of their businesses and the ownership or leasing of their property and assets as the same are now conducted, owned or leased and the Company is not in breach of or in default under any terms or condition of, and are not subject to any challenge to or threatened termination of, any such permit, license, consent or authorization;

     (p) the Company has good and marketable title to all its properties and assets, that are set out in the Financial Statements attached hereto, and is not subject to any mortgage, pledge, deed of trust, lien, conditional sales agreement, encumbrance or charge, except as otherwise disclosed herein;

     (q) all tangible rights, assets and properties of the Company are free from material defect, are in good condition and repair and (where applicable) are in proper working order, having regard to the use and age thereof;

     (r) the Company does not own, directly or indirectly, any shares or interest in any other company or firm;

     (s) the Company has no subsidiaries and has no agreement of any nature to acquire any subsidiaries or to acquire or lease any other business operations and will not, prior to the Closing Date, acquire, or agree to acquire, any subsidiary or business without the prior written consent of the Purchaser;

     (t) except as disclosed in writing to the Purchaser, the Company is not in default or breach of any of its obligations under any one or more contracts, agreements (written or oral), commitments, indentures or other instruments to which it is a party or by which it is bound and there exists no state of facts which, after notice or lapse of time or both, would constitute such a default or breach. All such contracts, agreements, commitments, indentures and other instruments are now in good standing and in full force and effect without amendment thereto, the Company is entitled to all benefits thereunder and, to the best of the knowledge of the directors of the Company, the other parties to such contracts, agreements, commitments, indentures and other instruments are not in default or breach of any of their obligations thereunder. There are no contracts, agreements, commitments, indentures or other instruments under which the Company's rights or the performance of its obligations are dependent upon or supported by the guarantee of or any security provided by any other person;

     (u) as at the date hereof, there are no outstanding powers of attorney or other authorizations granted by the Company to any person to bind the Company to any contract, agreement, liability or obligation;

     (v) no royalty or other fee is required to be paid by the Company to any other person in respect of the use of any of the Patents and Trademarks except that the Company is indebted to Alan J. Powers in the principal amount of $31,087.15 plus accrued interest. Other than as disclosed in writing to the Purchaser the Company has the exclusive right to use all of the Patents and Trademarks and has not granted any license or other right to any other person in respect of the Patents and Trademarks;

     (w) except as disclosed in writing to the Purchaser, there is no agreement respecting the assets or Patents and Trademarks to which the Company is a party other than this Agreement and no person, firm or corporation has any proprietary or possessor interest in the assets or Patents and Trademarks and no person is entitled to any royalty on the Patents and Trademarks being brought to the market commercially except as contemplated by this Agreement;

     (x) the Company has good and marketable title to all of the Patents and Trademarks that are set out in Schedule "C" attached hereto, and they are not subject to any mortgage, pledge, deed of trust, lien, conditional sales agreement, encumbrance or charge, except as otherwise disclosed herein;

     (y) except as disclosed in writing to the Purchaser, there are no restrictions on the ability of the Company or any successor to or assignee from the Company to use and exploit all rights in the Patents and Trademarks. All statements contained in any application for registration of the Patents and Trademarks were true and correct as of the date of such application. No right of the Company in the Patents and Trademarks will be impaired or affected in any way by the transaction contemplated by this Agreement;

     (z) the Company has not received any notice, complaint, threat or claim alleging infringement of any patent, trade mark trade name, copyright, industrial design, trade secret or other intellectual property or proprietary right of any other person;

     (aa) the Financial Statements have been prepared in accordance with generally accepted accounting principals applied on a consistent basis and are true and accurate and present fairly the financial position of the Company and the results of its operations for the period described therein and, since that time there has not been:

          (i) any change in the condition or operations of the business, assets or financial condition of the Company other than changes in the ordinary and normal course of business, which are not, individually or in the aggregate, materially adverse; or

          (ii) any damage, destruction or loss, labour trouble or other event, development or condition of any character (whether covered by insurance) materially and adversely affecting the business, assets, or properties; or

          (iii) transferred, assigned, sold or otherwise disposed of any of the assets shown in the Financial Statements attached hereto or cancelled any debts or claims except as disclosed and approved by the Purchaser; or

          (iv) incurred or assumed any obligation or liability (fixed or contingent), except unsecured current obligations and liabilities incurred in the ordinary and normal course of business except as disclosed herein; or

          (v) declared, made or authorized in any manner whatsoever any payment of any dividend or other distribution in respect of any of its shares or purchased or redeemed any of its shares or split, consolidated or reclassified any of its shares; or

          (vi) suffered an operating loss or any extraordinary loss, waived any rights of substantial value, surrendered any license, or entered into any material commitment or transaction not in the ordinary and usual course of business; or

          (vii) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property, whether tangible or intangible; or

          (viii) suffered any extraordinary loss, waived any rights of substantial value, surrendered any license, or entered into any material commitment or transaction not in the ordinary course of business; or

          (ix) issued or sold any shares of capital stock or any warrants, bonds, debentures or other corporate securities or issued, granted or delivered any right, option or other commitment for the issuance of any such or other securities; or

          (x) authorized or agreed or otherwise have become committed to do any of the foregoing;

     (bb) except as disclosed in the Financial Statements of the Company attached hereto as Schedule "A", there are no other liabilities, contingent or otherwise, of the Company and the Company has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation, except as disclosed in writing to the Purchaser;

     (cc) the salaries, pensions, bonuses and other remuneration of any nature, including accrued vacation pay, severance pay and unpaid earned wages of the present officers, directors and employees of the Company have, as of the date hereof, been paid in full;

     (dd) the Company is not indebted nor under obligation to any of the Vendors, any affiliate of any of the Vendors, or any past or present director or officer of the Company, other than as disclosed in writing to the Purchaser;

     (ee) none of the Vendors nor any present or former officer, director employee or shareholder of the Company are indebted or under any financial obligation to the Company on any account whatsoever;

     (ff) there are no returns in respect of income taxes, Workers' Compensation Board, corporation capital tax, social service tax or other reports or returns of information which are required to be filed by the Company on or before the Closing Date;

     (gg) all tax returns and reports of the Company required by law to be filed prior to the date hereof have been filed and are substantially true, complete and correct and all taxes and other governmental charges have been paid or accrued in the Financial Statements;

     (hh) with respect to income taxes, corporation capital tax, social service tax and federal sales tax, the Vendors are not aware of any tax liabilities or outstanding or proposed tax assessment by any taxing authority, which relate to or affect the Company;

     (ii) all excise, sales, business and property taxes and other rates, charges, assessments, levies, duties, taxes and fees payable to any level of government which are due and payable by the Company have been paid and there are no active or threatened proceedings with respect to any of the aforesaid;

     (jj) to the best knowledge and belief of the Vendors are reasonable inquiry there is no basis for and there are no actions, investigations, judgments, suits or proceedings including appeals and applications for review, in progress, pending, outstanding or threatened against or affecting the Company;

     (kk) to the knowledge of the Vendors after reasonable inquiry, the Company is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

     (ll) there is not presently  outstanding  against the Company any judgment,
          decree,   injunction,   rule  or  order  of  any  court,  governmental
          department, commission, agency, instrumentality or arbitrator;

     (mm) other than disclosed to the Purchaser in writing, the Company has not entered into any non-disclosure, confidentiality, non-competition or similar agreement or arrangement with any person, firm or corporation;

     (nn) the Company is not party to any collective agreement with any labour union or other association of employees and does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings or arrangement, whether oral, written or implied, with employees, lessees, licensees, managers, accountants, suppliers, agents distributors, officers, directors, lawyers, or others which cannot be lawfully terminated without recourse by the other party or parties on not more than one month's notice;

     (oo) all facts relating to the Company or to its business, operations, assets or financial condition, that are known, or which on reasonable inquiry ought to be known, to the Vendors and that are material to the business, operation, assets or financial condition of the Company have been disclosed to the Purchasers;

     (pp) the consummation of the transaction contemplated hereby will vest in the Purchaser legal and beneficial title to the Shares free and clear of any claims or liens under any agreement or obligation of the Vendor, and free and clear of claims of any creditor or creditors generally of the Vendors and no claim of any kind in respect of the sale of the Shares including any claims in the course of any insolvency or bankruptcy proceedings against the Vendor, can be asserted against the Purchaser.

5.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1 To induce the Vendors to enter into and consummate this Agreement, the Purchaser represents and warrants to and covenants with the Vendors as follows:

     (a) it is duly incorporated, validly subsisting and in good standing under the laws of the State of Wyoming and has the power and capacity to enter into this Agreement and carry out its terms;

     (b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors generally and except as limited by the application of usual equitable principles when equitable remedies are sought;

     (c) neither the execution and delivery of this Agreement nor the consummation of the transactions between the parties contemplated hereby will conflict with or result in a breach of any of the terms, conditions or provisions of the constating documents of the Purchaser or of any Agreement or instrument to which the Purchaser is a party or by which it is found or which constitute a default under any of the foregoing or violate any law, rule, regulation or judgment or decree by which the Purchaser is bound, the consequence of which would impair the ability of the Purchaser to perform its obligations hereunder.

     (d) any capital stock of the Purchaser to be issued pursuant to this Agreement shall be fully paid and nonassessable and free and clear of all trading referendums except those trading restrictions imposed by securities laws having jurisdiction over the parties; it shall keep accurate and detailed accounts of the operations coming under the scope of the Product royalty and shall render a statement in writing accompanied by an opinion of its correctness by the Purchaser's independent auditor to the Vendors within 120 days after the Company's year end each year and shall pay to the Vendors the amount of royalty accrued during the corresponding year;

     (f) the Vendors shall be given the right at their own expense and not more often than twice per fiscal year to examine the books of the Company and the Purchaser to verify the royalty statements of the operation coming under the scope of this Agreement.

     (g) to the best knowledge and belief of the Purchaser after reasonable inquiry there is no basis for and there are no actions, investigations, judgments, suits or proceedings including appeals and applications for review, in progress, pending, outstanding or threatened against or affecting the Purchaser;

     (h) to the knowledge of the Purchaser after reasonable inquiry, the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it;

     (i)  there is not presently outstanding against the Purchaser any judgment,
          decree,   injunction,   rule  or  order  of  any  court,  governmental
          department, commission, agency, instrumentality or arbitrator,

6.   SURVIVAL OR REPRESENTATIONS AND WARRANTIES

6.1 The representations, warranties, covenants and agreements of each of the parties hereto contained in this Agreement or any certificates or documents delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true at and as of the Closing Date as though such representations and warranties were made at and as of such time. Notwithstanding any investigations or inquiries made by any of the parties hereto prior to Closing or the waiver of any condition by such party, the representations, warranties, covenants and agreements of each of the parties shall survive the Closing Date and, notwithstanding the Closing of the purchase and sale herein provided for, shall continue in full force and effect. In the event that any of the said representations and warranties are found to be incorrect or there is a breach of any covenant or agreement of a party, which incorrectness or breach shall result in any loss or damage sustained directly or indirectly by any of the other parties then the party sustaining the loss shall submit proof of such loss or damage to the party in default and the party in default shall pay the amount of such loss or damage to the other party within 30 days. The representations, warranties, covenants and agreements of each of the parties contained in the Agreement shall survive the merger or sale of the Purchaser and shall be binding on the new company or new owner.

7.   COVENANTS OF THE VENDOR

7.1 Subject to the provisions of this Agreement or unless the Purchaser gives its prior written consent, from the date hereof the Vendors will cause the Company to conduct their business diligently and only in the ordinary and usual course and, without limiting the generality of the foregoing, that the Company will:

     (a) promptly advise the Purchaser of any facts that come to their attention which would cause any of the Vendor's representations or warranties herein contained to be untrue in any respect;

     (b) disclose to the Purchaser the name and address of each bank, trust company or similar institution with which the Company has one or more accounts or one or more safe deposit boxes, the number of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto are to be disclosed to the Purchaser;

     (c)  keep in full force all of the Company's insurance policies;

     (d) not enter into any contract or agreement or transaction whatsoever, other than in the ordinary and usual conduct of its business;

     (e) not incur any incur any indebtedness or liability whatsoever, secured or unsecured, other than current liabilities for trade accounts payable in the ordinary and usual conduct of its business;

     (f) not sell, lease, mortgage, hypothecate or otherwise dispose of or encumber any of its Patents and Trademarks, property, assets or rights, provided that the foregoing will not operate to prevent it from consuming supplies in the ordinary and usual conduct of its business;

     (g) not purchase, lease or otherwise acquire, or agree to purchase, lease or otherwise acquire, any additional property or assets, except purchases of supplies and other chattels for use in the ordinary and usual conduct of its business; and

     (h) keep its business organization intact and, where applicable and so far as possible, maintain and preserve its relationships with suppliers, customers and others having business relations with it and not to do or permit to be done any act or thing which would or might reasonable be expected to diminish the value of its business.

8.   COVENANTS OF THE PURCHASER

8.1 The Purchaser shall use its best efforts to bring each of the games listed in Paragraph 2.2 into United States and international Commercial Production.

8.2 The Purchaser shall file and diligently prosecute national patent applications in all countries designated in the International Application listed on Schedule "C". The Purchaser shall timely pay all maintenance fees and annuities for the U.S. Patent

Application listed on Schedule "C" and the national applications referred to herein as well as any resulting Patents and Trademarks. The Purchaser shall promptly forward to the Vendors copies of all correspondence with various patent offices. The Purchaser shall give the Vendors 30 days written notice prior to a due date if the Purchaser decides not to prosecute or pay a maintenance fee or annuity regarding any of the Patents and Trademarks. If the Purchaser fails to make such filings or pay such maintenance fees or annuities, the Vendors may make the filings and pay the fees and the Purchaser shall promptly reimburse the Vendors for their costs and expenses in connection therewith.

8.3 At the request of the Vendors, the Purchaser and the Company shall execute a security agreement with respect to the Patents and Trademarks in a reasonable form and substance to protect the Vendors' interests.

9.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASERS

9.1 All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to Closing, of each of the following conditions:

     (a) the receipt of all necessary regulatory and shareholder approval, if any;

     (b) the receipt of a release executed by Alan J. Powers of a Collateral Patent Assignment and the cancellation of a Promissory Note in the principal amount of US$3 1,087.15 to Alan J. Powers;

     (c) receipt by the Purchaser an opinion of Company's attorney addressed to the Purchaser, in form and substance acceptable to the Purchaser;

          (i) that all necessary documents have been filed, proceedings taken and other renal requirements fulfilled under the laws of the State of North Carolina to permit the Shares to be transferred by the Vendors to the Purchaser;

          (ii)  as to the due execution and delivery of this Agreement;

          (iii) as to the due incorporation and existence in good standing of the Company;

          (iv) that the issued and outstanding capital of the Company consists of that number of shares as set out in Schedule "B" which have been and are allotted and issued as fully paid and non-assessable shares in the capital of the Company; that the Patents and Trademarks listed in Schedule "C" are validly and beneficially owned by the Company with the sole and exclusive right to use same and they are in good standing and duly registered in all appropriate offices to preserve the right thereof and thereto; and

          (vi) as to other matters as counsel to the Purchaser may reasonably request.

     (d) the representations and warranties of the Vendors as set forth in this Agreement or in any other document delivered to the Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as if they were made by the Vendor as of such time;

     (e) the Vendors shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with at or prior to the Closing Date;

     (f) the Vendors will take all necessary steps and proceedings as approved by counsel for the Purchaser to permit all of the Vendors' shares in the Company to be duly transferred to the Purchaser; and

     (g) that as of the Closing Date, if requested by the Purchaser, all the directors and officers of the Company shall resign and the board of directors and officers shall consist solely of nominees of the Purchaser.

9.2 Each of the foregoing conditions is for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or prior to the Closing Date by delivering to the Vendors a written waiver to that effect signed by the Purchaser.

10.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VENDORS

10.1 All obligations of the Vendors under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of the following conditions:

     (a) the execution of an employment agreement between Deborah Leake and the Purchaser;

     (b)  the execution of a promissory note by the Purchasers in favour of Alan
          J. Powers in the principal amount of US$31,087.15 with interest at the U.S. prime rate plus 1% per annum calculated annually with interest accruing from the day after the closing of the Agreement with blended monthly payments of principal and interest of $1,000 beginning January 15, 1997, and continuing on the same day each month thereafter until the outstanding balance is paid;

     (c) receipt by the Vendor an opinion of Purchaser's attorney addressed to the Vendor, in form and substance acceptable to the Vendor;

          (i)  as to the due execution and delivery of this Agreement;

          (ii) as to the due incorporation and existence in' good standing of the Purchaser;

     (d) the Purchaser shall have performed and complied with all covenants, agreements and conditions required to be performed or complied with at or prior to the Closing Date; and

     (e) the Purchaser's representations and warranties contained in this Agreement shall be true at and as of the Closing Date as though such representation and warranties were made as of such time.

10.2 Each of the foregoing conditions are for the exclusive benefit of the Vendors and any such condition may be waived in whole or in part by the vendors at or prior to the Closing Date by delivering to the Purchaser a written waiver to that effect signed by the Vendors.

11.  INDEMNIFICATION

11.1 The Vendors covenant and agree to indemnify and save harmless the Purchaser from and against or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of or arising out of:

     (a) all debts, liabilities, contracts, or engagements whatsoever, including any liabilities for federal, state, sales, excise, property, income, corporate or any other taxes of the Company existing as of the Closing Date and not disclosed on or included in such Financial Statements attached hereto, save and except those liabilities disclosed herein or accruing or incurred in the ordinary course of business subsequent to the date of such Financial Statements;


     (b) any reassessment against the Company for income, sales, excise, property or corporate tax, interest and/or penalties for any period up to the date of the Financial Statements attached hereto for which no adequate reserve has been provided and disclosed in such Financial Statements;

12.   CLOSING

12.1 The transactions provided for in this Agreement shall be closed at such time and place as may be mutually agreed upon in writing by the parties.

12.2 At the Time of Closing the Vendors shall deliver to the Purchaser certificates representing all the Shares of the Company duly endorsed in blank for transfer and will cause transfers of such shares to be duly recorded in the name of the Purchaser, and will deliver or cause to be delivered all other documents, opinions or certificates to be delivered hereunder to the Purchaser whereupon, subject to all other terms and conditions hereof being complied with the issuance of shares of the Purchaser as described in paragraph 2.1 and detailed in Schedule "B".

12.3 It will be a condition of Closing that all matters of payment, execution and delivery of documents by each party pursuant to the terms hereof and conditional upon all matters of payment, execution and delivery of documents by the parties, except for the royalties and the future issuance of shares, shall be deemed to be concurrent requirements and it is specifically agreed that nothing will be completed at the closing until everything required as a condition precedent in section 9 has been paid, executed and delivered according to the terms of this Agreement.

13.   DISPUTE RESOLUTION

13.1 If the Vendors and the Purchaser do not agree as to any of the matters which, if no agreement is reached upon them, are by the provisions hereof to be determined by arbitration, or if any provisions of this Agreement specifically refer issues or disputes to arbitration hereunder, or if there is a disagreement or dispute between the parties hereto with respect to any other provisions of this Agreement or the interpretation thereof, any such disagreement, issue or dispute shall, except as hereinafter provided, be determined and resolved by arbitration pursuant to the provisions of the American Arbitration Association.

13.2  The following provision shall govern any arbitration hereunder:

     (a) the reference to arbitration shall be to a single arbitrator, or if the parties are unable to agree to a single arbitrator within 7 days from the reference to arbitration, then the reference shall be to three arbitrators, one of whom shall be chosen by the Vendors, one by the Purchaser and the third by the two so chosen, and the third arbitrator so chosen shall be the chairman; and

     (b) the award shall be unanimous or made by the majority of the arbitrators; and

     (c) the arbitrators shall make their award in writing either within 2 months after entering on the reference or after having been called on to act by notice in writing from either party to the submission, whichever is the earlier, or on or before any later date to which the parties to the submission by writing signed by them may from time to time enlarge the time for making the award; and

     (d)  the  arbitrators  may, if they think fit, on  application of either of the parties to the submission make an order that, prior to commencement of any hearings on the reference, the parties shall be entitled to discovery of witnesses under oath and/or production and discovery of documents; and

     (e) the parties to the submission and persons, corporations and other legal entities claiming through them shall, subject to any legal objections, submit to be examined on oath by the arbitrators on the matter in dispute as well as by the other party to this Agreement or its legal representatives and shall, subject to the said American Arbitration Association, produce before the arbitrators all records within their possession or power which may be called for, and do all other things which during the proceedings on the reference the arbitrators may require; and

     (f) the witnesses on the reference shall, if the arbitrators think fit, be examined on oath; and

     (g) the award shall be final and binding on the parties to the arbitration and the persons, corporations and other legal entities claiming through them; and

     (h)  the costs of the reference and award shall be borne as follows:


          (i) the parties to the submission shall each bear their own costs of the reference and award including the fees and expenses of the arbitrator appointed by each respectively; and

          (ii) the fees and expenses of a single arbitrator or the third arbitrator shall be shared equally by the parties to the arbitration.

13.3 The parties agree that with respect to any amendment to the said American Arbitration Association which makes provision that there shall be incorporated in any submission any provision not herein contained, such provision shall not be part of such submission to arbitration hereunder unless the parties hereto all in writing expressly agree to the incorporation of such provision herein.

14.  FURTHER ASSURANCES

14.1 Either of the parties hereto shall execute and deliver all such further document and instruments and do all such further acts and things as the other may, either before or after the Closing Date, reasonably require to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

15.  NOTICE

15.1 All notices required or permitted to be given hereunder shall be in writing and delivered to the address of the intended recipient set forth on the first page hereof or to such other address as may from time to time be notified by any of the parties hereto and any such notice will be deemed to be received on the day of delivery.

16.  ENTIRE AGREEMENT

16.1 This Agreement contains the whole Agreement between the parties and supersedes all previous oral or written communications and there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory other than as expressly set forth in this Agreement.

17.  TIME OF THE ESSENCE

17.1 Time shall be of the essence of this Agreement.

18.  APPLICABLE LAW

18.1 This Agreement is and will be deemed to be made in Wyoming and for all purposes will be exclusively governed by and construed and enforced in accordance with the domestic laws prevailing in Wyoming and the rights and remedies of the parties will be determined in accordance with those laws.

19.  SUCCESSORS AND ASSIGNS

19.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.